AGREEMENT OF MERGER


     THIS AGREEMENT OF MERGER (the "Agreement") is dated as of the first day of February 1999, by and between Independence Community Bank ("ICB"), a New York-chartered stock savings bank, and Broad National Bank, a national banking association ("Bank") with its executive offices located in Newark, New Jersey.


                            W I T N E S S E T H:

     WHEREAS, pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of February 1, 1999, Broad National Bancorporation ("BNC"), a New Jersey corporation, will be merged with and into ICB's parent holding company, Independence Community Bank Corp. ("ICBC"), with the result that the Bank will become a wholly owned subsidiary of ICBC; and

     WHEREAS, the Merger Agreement provides that, simultaneously with or as soon as practicable after the merger of BNC into the ICBC, the Bank shall be merged with and into ICB.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and ICB hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Bank shall be merged with and into ICB (the "Merger"). The parties hereto do hereby agree and covenant as follows:


                               ARTICLE I

                              DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "EFFECTIVE TIME" shall mean the date and time at which the merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 of this Agreement of Merger.

     1.2 "MERGER" shall refer to the merger of the Bank with and into ICB as provided in Section 2.1 of this Agreement of Merger.

     1.3 "MERGING CORPORATIONS" shall collectively refer to the Bank and ICB.

     1.4  "NYBL" shall mean the New York Banking Law.

     1.5 "SUPERINTENDENT" shall mean the Superintendent of the Banks of the State of New York.

     1.6 "SURVIVING CORPORATION" shall refer to ICB as the surviving corporation of the Merger.


                                ARTICLE II

                           TERMS OF THE MERGER

     2.1  THE MERGER.

     (a) Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, the Bank shall be merged with and into ICB pursuant to Section 601 of the NYBL and ICB shall be the Surviving Corporation of the Merger and shall continue to be governed by the NYBL.

     (b) As a result of the Merger, (i) each share of common stock, par value $10.00 per share, of the Bank issued and outstanding immediately prior to the Effective Time shall be cancelled and (ii) each share of common stock, par value $1.00 per share, of ICB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time.

     (c) At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Corporation. Schedule 2.1 contains a list of each of the deposit taking offices of the Bank which shall be operated by the Surviving Corporation as well as the home office thereof. In addition, any reference to either of the Merging Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merger Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merger Corporations if the Merger had not occurred. After the Effective Time, the Surviving Corporation will continue to issue savings and other accounts on the same basis as immediately prior to the Effective Time.

     2.2 EFFECTIVE TIME. The Merger shall become effective (a) on the date and at the time immediately after which the Superintendent has (i) endorsed his or her approval on this Agreement of Merger and caused said Agreement to be filed with the Office of Superintendent pursuant to the provisions of
Section 601-b of the NYBL, together with such certificates and other documents required by said Section 601-b, and (ii) filed this Agreement of Merger, together with the officers' certificates, in the office of the clerk of the county in which the principal office of the Surviving Corporation is located, or (b) at such later time as may have been previously specified by both of the parties hereto in a joint notice to the Superintendent.

     2.3 NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be "Independence Community Bank."

     2.4 ORGANIZATION CERTIFICATE. On and after the Effective Time, the Restated Organization Certificate of ICB shall be the Restated Organization Certificate of the Surviving Corporation until amended in accordance with applicable law.

     2.5 BYLAWS. On and after the Effective Time, the Bylaws of ICB shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     2.6 DIRECTORS AND OFFICERS. On and after the Effective Time, until changed in accordance with the Restated Organization Certificate and Bylaws of the Surviving Corporation, (i) the directors of the Surviving Corporation shall be the directors of ICB immediately prior to the Effective Time together with the director appointed pursuant to 7.13 of the Merger Agreement and (ii) the officers of the Surviving Corporation shall be the officers of ICB immediately prior to the Effective Time together with the officer appointed pursuant to Section 7.13 of the Merger Agreement. The directors and officers of the Surviving Corporation shall hold office in accordance with the Restated Organization Certificate and Bylaws of the Surviving Corporation.


                               ARTICLE III

                              MISCELLANEOUS

     3.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement of Merger shall be subject to (i) the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VIII of the Merger Agreement and (ii) the approval of this Agreement of Merger by ICBC, in its capacity as sole stockholder of ICB and the Bank.

     3.2 TERMINATION. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with
Section 9.1  thereof.

     3.3 AMENDMENTS. To the extent permitted by the NYBL, this Agreement of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

     3.4 SUCCESSORS. This Agreement of Merger shall be binding on the successors of the Bank and ICB.

     IN WITNESS WHEREOF, the Bank and ICB have cause this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.

                                       INDEPENDENCE COMMUNITY BANK
ATTEST:


_____________________                   ________________________
John K. Schnock                         Charles J. Hamm
Senior Vice President,                  Chairman, President and
 Secretary and Counsel                   Chief Executive Officer



                                        BROAD NATIONAL BANK
ATTEST:


_____________________                   _________________________
Fred S. Campo                           Donald M . Karp
Secretary                               Chairman and Chief Executive Officer